Exhibit 10.6

PROPRIETARY RIGHTS, NON-DISCLOSURE, DEVELOPMENTS, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non-Solicitation Agreement (the “Agreement”) is made by and between PSYOP, Inc. (the “Company”) and [Insert Executive’s Name] (the “Executive”).

IN CONSIDERATION of the Executive's employment by the Company pursuant to the terms and conditions set forth in the Employment Agreement entered into concurrently with this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1.  Proprietary and Confidential Information.

(a)  The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration but not limitation, Proprietary Information may include systems, software and codes, or systems, software and codes in the course of development, or planned or proposed systems, software or codes, customer and prospect lists, contacts at or knowledge of customers or prospective customers, customer accounts and other customer financial information, price lists and all other pricing, marketing and sales information relating to the Company or any customer or supplier of the Company, databases, modules, products, product improvements, product enhancements, processes, methods, techniques, negotiation strategies and positions, operations, projects, developments, plans, research data, financial data and personnel data. The Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or at any time after the Executive’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive. Notwithstanding the foregoing, the Executive may disclose Proprietary Information as compelled by law or court order, provided that the Executive (i) gives the Company prompt written notice upon learning of any such requirement so that the Company may take appropriate action to prevent or limit the disclosure, (ii) consults with the Company and uses all reasonable efforts to agree on the nature, form, timing and content of the disclosure, (iii) except as otherwise agreed to under (ii), discloses no more than the Executive’s counsel advises is legally required, and (iv) informs the court and all counsel concerned that such information is and should be treated as confidential and Proprietary Information of the Company. While employed by the Company, the Executive will use the Executive’s best efforts to prevent publication or disclosure of any confidential or Proprietary Information concerning the business, products, processes or affairs of the Company.

(b)  The Executive agrees that all disks, files, documents, letters, memoranda, reports, records, data, drawings, notebooks, program listings, or any other written, photographic or other record containing Proprietary Information, whether created by the Executive or others, which shall come into the Executive’s custody or possession, shall be and are the exclusive property of the Company to be used only in the performance of the Executive’s duties for the Company. Upon termination or cessation of the Executive’s employment with the Company for any reason or at the Company’s request, the Executive agrees to return to the Company any and all materials and copies thereof in the Executive’s custody, possession or control containing Proprietary Information.

(c)  The Executive acknowledges that the Executive’s obligations with regard to Proprietary Information, which are set out in subsections 1(a) and 1(b) above, extend to all information, know-how, records and tangible property of customers of the Company or suppliers to the Company or of any third party who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.

2.  Developments.

(a)  The Executive will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under the Executive’s direction or jointly with others during the Executive’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)  The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Executive’s right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this subsection 2(b) shall not apply to Developments that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this subsection 2(b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Executive hereby also waives all claims to moral rights in any Developments.

(c)  The Executive agrees to cooperate fully with the Company, both during and after the Executive’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, but not limited to, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development under the conditions described in this sentence.

3.  Non-Competition and Non-Solicitation.

(a)  While the Executive is employed by the Company and for a period of twelve (12) months following the termination or cessation of such employment for any reason (the “Restrictive Period”), the Executive will not directly or indirectly:

(1)
In the geographical area where the Company does business or has done business at the time of the termination or cessation of the Executive’s employment, engage in any business or enterprise (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) that is competitive with the Company’s business, including, but not limited to, any business or enterprise that develops, designs, produces, markets, sells or renders any product or service competitive with any product or service developed, designed, produced, marketed, sold or rendered by the Company while the Executive was employed by the Company;

(2)
Either alone or in association with others, solicit, recruit or induce, or attempt to solicit, recruit or induce, any person who was employed by the Company or engaged as an independent contractor at any time during the period of the Executive's employment with the Company, except for an individual whose employment with or service for the Company has been terminated for a period of six months or longer; and/or

(3)
Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company that were contacted, solicited or served by the Executive while the Executive was employed by the Company.

(b)  If any restriction set forth in this Section 3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)  If the Executive violates any of his obligations under this Section 3, he shall continue to be held by the restrictions set forth herein until a twelve (12) month period has expired without any violation.

4.  Other Agreements.

The Executive hereby represents that, except as the Executive has disclosed in writing to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to his employment with the Company, and the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.  Not An Employment Contract.

The Executive acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue the Executive’s employment for any period of time.

6.  General Provisions.

(a)  No Conflict. The Executive represents that the execution and performance by him of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Executive is bound.

(b)  Acknowledgements and Equitable Remedies. The Executive acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose. The Executive agrees that any breach or threatened breach of this Agreement will cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies that may be available, shall have the right to seek specific performance and injunctive relief without posting a bond. The Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

(c)  Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Company and the Executive relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Executive and the Company. The Executive agrees that any change or changes in his employment duties or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(d)  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(e)  Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f)  Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to all or substantially all of its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

(g)  Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflicts of law provisions. Courts within the State of New York, County of New York or the United States District Court for the Southern District of New York will have jurisdiction over all disputes between the parties hereto arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby. The parties hereby consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum. Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

(h)  Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

PSYOP, INC.

Date: ____________________________________	By: ________________________________

[INSERT EXECUTIVE’S NAME]

Date: ____________________________________	_______________________________ (Signature)